Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation in the Prospectus constituting a part of the Registration Statement (No. 333-271244) on Form S-1 of Acelyrin, Inc. of our report dated April 29, 2022, except for the presentation of the convertible preferred stock and common stock as described in Note 2 as to which the date is February 10, 2023, with respect to our audit of the financial statements of ValenzaBio, Inc. as of December 31, 2021, and for the year then ended.

We also consent to the reference of our firm under the caption “Experts” in this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Jose, California

May 1, 2023